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                             POSITRON CORPORATION
                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS
                     FOR THE THREE MONTHS ENDED MARCH 31,
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    EXHIBIT 11.0



                                                       1996         1997
                                                    -----------  -----------

Net loss                                            $    (2,077)  $   (1,334)
                                                    ===========  ===========

Weighted average common shares used in computing
 net loss per share                                   3,637,320    4,473,566
                                                    ===========  ===========

Net loss per share                                       ($0.57)      ($0.30)
                                                    ===========  ===========